On March 15, 2006, the Board of Trustees, and on April 3, 2006, the Fund's sole shareholder, each approved the filing of an application for deregistration of the Fund under the 1940 Act. Such application was filed with the SEC on April 7, 2006 and an amendment was filed on May 18, 2006.  The SEC issued an order deregistering the Fund on June 21, 2006.